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                                                  Exhibit 99

July 29, 1996 -       ST. PAUL COMPANIES' SECOND QUARTER EARNINGS
                      HURT BY SPRING STORMS IN MIDWEST

St. Paul, Minn. - The St. Paul Companies (NYSE:SPC) reported second-quarter 1996 operating earnings of $99.0 million, or $1.09 per share, compared with last year's second-quarter operating earnings of $106.7 million, or $1.17 per share.

     "We experienced significant catastrophe losses this quarter as a result of spring storms in the Midwest, where we have a heavy concentration of business," said Douglas W. Leatherdale, chairman and chief executive officer. "In addition, our premiums were flat, reflecting highly competitive market conditions."

     Net income for second-quarter 1996 was $130.1 million, or $1.42 per share, compared with $113.0 million, or $1.24 per share, for the second quarter of 1995. Second-quarter 1996 net income included after-tax realized investment gains of $31.1 million, or $0.33 per share, compared with $6.3 million, or $0.07 per share, for the second quarter of 1995. "We were particularly pleased with the performance of our venture capital operations, which have contributed almost $60 million in pretax realized gains over the last six months," Leatherdale said.

Six-months results
- ------------------

     For the first six months of 1996, operating earnings were $196.6 million, or $2.15 per share, compared with $215.2 million, or $2.38 per share, for the first six months of 1995.

     Net income for the first half of 1996 was $258.9 million, or $2.83 per share, compared with $223.6 million, or $2.47 per share, for the first half of 1995. Net income for the first six months of 1996 included after-tax realized investment gains of $62.3 million, or $0.68 per share, compared with gains of $8.4 million, or $0.09 per share, for the first six months of 1995.

Consolidated Financial Position
- -------------------------------

     Consolidated assets of The St. Paul Companies as of
June 30, 1996, were $19.61 billion, compared with $19.66 billion as of Dec. 31, 1995.

     Common shareholders' equity was $3.69 billion at the end of the second quarter, compared with $3.72 billion on Dec. 31, 1995. Book value per common share as of June 30, 1996, was $44.16, compared with $44.29 on Dec. 31, 1995.




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                   THE ST. PAUL COMPANIES
             CONSOLIDATED SECOND-QUARTER RESULTS

Three months ended June 30                  1996            1995
- --------------------------                  ----            ----

Revenues                          $1,451,121,000   $1,330,728,000

Pretax Operating Earnings
Underwriting                        $122,990,000     $137,258,000
Insurance Brokerage                   (4,524,000)      (3,693,000)
Investment Banking-
   Asset Management                   21,669,000       19,532,000
Parent and Other                     (19,189,000)     (19,190,000)
                                   -------------     ------------
Total pretax operating earnings     $120,946,000     $133,907,000

Income Tax Expense                   $21,972,000      $27,191,000

Operating Earnings                   $98,974,000     $106,716,000
 Per Common Share (Fully Diluted)          $1.09            $1.17

Realized Investment Gains,
  Net of Taxes                       $31,079,000       $6,251,000
 Per Common Share (Fully Diluted)          $0.33            $0.07

Net Income                          $130,053,000     $112,967,000
 Per Common Share (Fully Diluted)          $1.42            $1.24

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                   THE ST. PAUL COMPANIES
               CONSOLIDATED SIX-MONTHS RESULTS

Six months ended June 30                    1996            1995
- ------------------------                    ----            ----

Revenues                          $2,859,812,000   $2,598,187,000

Pretax Operating Earnings
Underwriting                        $253,929,000     $295,925,000
Insurance Brokerage                  (17,932,000)     (18,324,000)
Investment Banking-
   Asset Management                   43,236,000       38,886,000
Parent and Other                     (42,127,000)     (37,411,000)
                                   -------------     ------------
Total pretax operating earnings     $237,106,000     $279,076,000

Income Tax Expense                   $40,555,000      $63,903,000

Operating Earnings                  $196,551,000     $215,173,000
 Per Common Share (Fully Diluted)          $2.15            $2.38

Realized Investment Gains,
  Net of Taxes                       $62,323,000       $8,390,000
 Per Common Share (Fully Diluted)          $0.68            $0.09

Net Income                          $258,874,000     $223,563,000
 Per Common Share (Fully Diluted)          $2.83            $2.47


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                   THE ST. PAUL COMPANIES
           SECOND-QUARTER UNDERWRITING OPERATIONS
                         HIGHLIGHTS

Three months ended June 30         1996            1995
- --------------------------         ----            ----

Written premiums           $1,077,926,000   $1,095,126,000

Net investment income        $193,819,000     $180,810,000

 Combined ratio                     104.3            101.4



                   THE ST. PAUL COMPANIES
             SIX-MONTHS UNDERWRITING OPERATIONS
                         HIGHLIGHTS

Six months ended June 30           1996            1995
- ------------------------           ----            ----

Written premiums           $2,012,537,000   $2,011,489,000

Net investment income        $382,722,000     $359,228,000

Combined ratio                      105.2            101.7


The St. Paul Companies, headquartered in St. Paul, Minn., is a group of companies that provides property-liability insurance underwriting and insurance brokerage products and services throughout the world.